As filed with the Securities and Exchange Commission on January 26, 2024

Registration No. 333-259968

Registration No. 333-266793

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-259968

FORM S-8 REGISTRATION STATEMENT NO. 333-266793

UNDER

THE SECURITIES ACT OF 1933

Cyxtera Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-3743013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2333 Ponce de Leon Boulevard, Suite 900, Coral Gables, Florida	33134
(Address of Principal Executive Offices)	(Zip Code)

CYXTERA TECHNOLOGIES, INC. 2021 OMNIBUS INCENTIVE PLAN

CYXTERA TECHNOLOGIES, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Eugene I. Davis

Plan Administrator pursuant to the Fourth Amended Joint Plan Reorganization of Cyxtera Technologies,

Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code

Cyxtera Technologies, Inc.

2333 Ponce de Leon Boulevard, Suite 900

Coral Gables, FL 33134

(Name and address of agent for service)

(305) 537-9500

(Telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue New York, New York 10022

(212)-446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENTS

AND

DEREGISTRATION OF UNSOLD SECURITIES

Cyxtera Technologies, Inc. (the “Company”), a Delaware corporation, is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement No. 333-259968, filed with the SEC on October 1, 2021, registering 13,278,299 shares of Common Stock issuable pursuant to the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan; and

•

Registration Statement No. 333-266793, filed with the SEC on August 11, 2022, registering 1,785,664 shares of Common Stock issuable pursuant to the Cyxtera Technologies, Inc. 2022 Employee Stock Purchase Plan.

On June 4, 2023, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). On November 17, 2023, the Bankruptcy Court entered its order confirming the Fourth Amended Joint Plan of Reorganization of Cyxtera Technologies, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”). The Plan became effective on January 12, 2024.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration any and all of such securities of the Company registered but unsold under each Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on January 26, 2024.

Cyxtera Technologies, Inc.

By:	/s/ Eugene I. Davis
Name:	Eugene I. Davis
Title:	Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, Plan Administrator pursuant to the Fourth Amended Joint Chapter 11 Plan of Cyxtera Technologies, Inc. and Its Debtor Affiliates

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.